EXHIBIT 10.1

FAIRPOINT COMMUNICATIONS, INC.

AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

Plan Document
as amended and restated effective May 12, 2014

1.Introduction.
(a)Purpose. FairPoint Communications, Inc. (the “Company”) has previously established and is hereby amending and restating this equity-based incentive compensation plan, to be known henceforth as the “FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan” (as amended and restated, the “Plan”), for the following purposes: (i) to enhance the Company’s ability to attract highly qualified personnel; (ii) to strengthen its retention capabilities; (iii) to enhance the long-term performance and competitiveness of the Company; and (iv) to align the interests of Plan participants with those of the Company’s shareholders. This Plan is intended to serve as the sole source for all future equity-based awards to those eligible for Plan participation.
(b)Effective Date. This Plan as amended and restated shall become effective on May 12, 2014 upon its receipt of shareholder approval (the “Effective Date”). If such shareholder approval is received, this amended and restated Plan shall be the sole plan under which the Company provides Share-based awards to Eligible Persons. If such shareholder approval is not received, this amended and restated Plan shall be null and void and the plan as in effect immediately before this restatement shall remain in full force and effect (without any effect on outstanding awards).
(c)Definitions. Terms in the Plan and any Appendix that begin with an initial capital letter have the defined meaning set forth in Appendix I or elsewhere in this Plan, in either case unless the context of their use clearly indicates a different meaning.
(d)Effect on Other Plans. As of the Effective Date, this Plan shall be the sole plan under which the Company makes future awards of equity-based compensation.
(e)Appendices. Incorporated by reference, and thereby part of this Plan, are the terms set forth in Appendix I (Definitions) and Appendix II (Incentive Stock Options).
2.Types of Awards. The Plan permits the granting of the following types of Awards according to the Sections of the Plan listed below:

Section 5	Stock Options and SARs
Section 6 Section 6(f)	Restricted Shares, Restricted Share Units and Unrestricted Shares Performance Awards

3.Shares Available for Awards.
(a)    Generally. Subject to Sections 3(d) and 9 below, a total number of Shares equal to 2,850,000 shall be available for issuance under the Plan pursuant to Awards made on and after the Effective Date (the “Available Share Limit”). The Shares deliverable pursuant to Awards hereunder shall be authorized but unissued Shares or Shares that the Company otherwise holds in treasury or in trust.
(b)    Counting of Shares. Any Full-Value Award made on or after the Effective Date shall be counted against the Available Share Limit as 1.35 Shares for each Share issued pursuant to the Award, and any other Awards, whether made before, on or after the Effective Date, shall be counted as one Share for each Share issued pursuant to the Award. To the extent that a Share subject to a Full Value Award made on or after the Effective Date is returned to the Plan in accordance with Section 3(c) below, the Available Share Limit shall be increased by 1.35 Shares. To the extent that a Share subject to any other Award, whether made before, on or after the Effective Date, is returned to the Plan in accordance with Section 3(c) below, the Available Share Limit shall be increased by one Share.
(c)    Replenishment. Any Shares reserved for Awards will again be available for future Awards if the Shares for any reason will never be issued to a Participant or Beneficiary pursuant to an Award due to its settlement in cash rather than in Shares or its forfeiture, cancellation or expiration without the issuance of Shares. Further, to the extent permitted under Applicable Law, the Available Share Limit shall not be reduced by any Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company’s or an Affiliate’s acquiring another entity. Shares that a Person separately owns and tenders in payment of all or part of the exercise price of an Option or SAR or in satisfaction of Withholding Taxes relating to the exercise of an Option or SAR shall not increase the Available Share Limit and Shares otherwise deliverable pursuant to an Award but that are surrendered to the Company to pay such exercise price or taxes shall count as being issued pursuant to the Plan (and shall not be available for future Awards). On the other hand, the Available Share Limit shall not be reduced either by Shares withheld by the Company to satisfy the Withholding Taxes relating to the vesting or settlement of a Full Value Award or by the Shares underlying Awards that may only be settled in cash.
(d)    Awards Made and Plan Terms in Effect Prior to the Effective Date. Any Awards before the Effective Date shall remain in full force and effect. The Available Share Limit shall be increased by any of the 19,320 Shares that were reserved for Awards under the Plan, as in effect before the Effective Date, but that are not subject to Awards made before the Effective Date. Subject to and in accordance with the foregoing provisions of this Section 3, the Available Share Limit shall be increased by the number of Shares reserved for Awards on or before the Effective Date that are never issued due to such an Award’s settlement in cash rather than in Shares or its forfeiture, cancellation or expiration without the issuance of Shares. In addition, with respect to the Plan as in effect before its amendment and restatement herein, its prior contingent authorization for up to 310,326 Shares for Awards has been and hereby is canceled.
4.Eligibility.
(a)    General Rule. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those Persons to whom Awards may be granted. Each Award shall be evidenced by an Award Agreement that sets forth its Grant Date and all other terms and conditions of the Award, that is signed on behalf of the Company (or delivered by an authorized agent through an electronic medium) and that, if required by the Committee, is signed by the Eligible Person as an acceptance of the Award. To the extent reasonably practical (as determined by the Committee in its discretion), each Award Agreement shall set forth terms and conditions that are consistent with the Company’s share ownership guidelines, as in effect immediately before the Award is granted. The grant of an Award shall not obligate the Company or any Affiliate to continue the employment or service of any Eligible Person or to provide any future Awards or other remuneration at any time thereafter.
(b)    Option and SAR Limits per Person. During the term of the Plan, no Participant may receive Options and SARs that relate to more than thirty percent (30%) of the Available Share Limit as of the Effective Date, as such number may be adjusted pursuant to Section 9 below.
(c)    Replacement Awards. Subject to Section 14 below and to Applicable Law (including any associated shareholder approval requirements), the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant consent to surrender for cancellation some or all of the Awards or other grants that the Participant has received under this Plan or otherwise. An Award conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award and may contain any other terms that the Committee deems appropriate. In the case of Options and SARs, these other terms may not involve an exercise price that is lower than the exercise price of the surrendered Option or SAR unless the Company’s shareholders approve the grant itself or the program under which the new grant is made pursuant to the Plan.
5.Stock Options and SARs.
(a)    Grants. Subject to the limitations set forth in Section 3 and to the special rules for ISOs set forth in Appendix II (Incentive Stock Options), the Committee may grant Options and/or SARs to Eligible Persons pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan, that may be immediately exercisable or that may become exercisable in whole or in part based on future events or conditions, that may include vesting or other requirements for the right to exercise the Option and that may differ for any reason between Eligible Persons or classes of Eligible Persons, provided in all instances that:
(i)the exercise price for Shares subject to purchase through exercise of an Option or SAR shall not be less than 100% of the Fair Market Value of the underlying Shares on the Grant Date; and
(ii)no Option or SAR shall be exercisable for a term ending more than ten (10) years after its Grant Date.
(b)    Method of Option Exercise. Each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), at any time and from time to time prior to its expiration, but only pursuant to the terms of the applicable Award Agreement and subject to the times, circumstances and conditions for exercise contained in the applicable Award Agreement. Exercise shall occur by delivery of both written notice of exercise to the secretary of the Company and payment of the full exercise price for the Shares being purchased. The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:
(i)    cash or check payable to the Company (in U.S. dollars);
(ii)    other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances or any restrictions which would in any manner restrict the transfer of such Shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant) and (D) are duly endorsed for transfer to the Company;
(iii)    a net exercise by surrendering to the Company Shares otherwise receivable upon exercise of the Option;
(iv)    a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may elect to concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable Withholding Taxes required by reason of such exercise and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or
(v)    any combination of the foregoing methods of payment.
The Company shall not be required to deliver Shares pursuant to the exercise of an Option until the Company has received sufficient funds to cover the full exercise price due and all applicable Withholding Taxes required by reason of such exercise.
Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
(c)    Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service or if the Participant (or other Person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards.
The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

Reason for terminating Continuous Service	Option Termination Date
(I) By the Company for Cause or what would have been Cause if the Company had known all of the relevant facts.	Termination of the Participant’s Continuous Service, or when Cause first existed if earlier.
(II) Disability of the Participant.	One year after termination of the Participant’s Continuous Service.
(III) Retirement of the Participant.	One year after termination of the Participant’s Continuous Service.
(IV) Death of the Participant during Continuous Service or within 90 days thereafter.	One year after termination of the Participant’s Continuous Service.
(V) By the Company without Cause and without what would have been Cause if the Company had known all of the relevant facts.	90 days after termination of the Participant’s Continuous Service.
(VI) Other than as set forth above.	90 days after termination of the Participant’s Continuous Service.

If there is a blackout period under the Company’s insider trading policy or under Applicable Law (or a Committee-imposed blackout period) that prohibits the buying or selling of Shares or the exercise of Options during any part of the ten (10) day period before the expiration of any Option based on the termination of a Participant’s Continuous Service (as described above), the period for exercising the Options shall be extended until ten (10) days beyond when such blackout period ends. Notwithstanding any provision hereof or within an Award Agreement, no Option shall ever be exercisable after the expiration date of its original term as set forth in the Award Agreement.
(d)    SARs. The Award Agreement for each SAR shall set forth terms and conditions that are consistent with those set forth above for the granting of a non-ISO, other than that settlement of the SAR shall occur pursuant to the terms of this subsection. Subject to the Plan’s terms, a SAR shall entitle the Participant, upon exercise of the SAR, to receive Shares having a Fair Market Value on the date of exercise equal to the product of the number of Shares as to which the SAR is being exercised and the excess of (i) the Fair Market Value, on such date, of the Shares covered by the exercised SAR over (ii) the exercise price designated in the SAR Award Agreement with respect to such SAR. Notwithstanding the foregoing, a SAR Award Agreement may limit the total settlement value that the Participant will be entitled to receive upon the SAR’s exercise and may provide for settlement either in cash or in any combination of cash or Shares that the Committee may authorize pursuant to an Award Agreement. If, on the date on which a SAR or portion thereof is to expire, the Fair Market Value of the underlying Shares exceeds the aggregate exercise price of such SAR, then the SAR shall be deemed exercised and the Participant shall within ten (10) days thereafter receive the Shares and/or cash that would have been issued on such date if the Participant had affirmatively exercised the SAR on that date. At each time of exercise of a SAR that is settled through the delivery of Shares to the Participant, the total number of Shares subject to the Award being exercised shall reduce the Available Share Limit for future Awards under the Plan.
6.Restricted Shares, Restricted Share Units, Unrestricted Shares and Performance Awards.
(a)    Grant. Subject to the limitations set forth in Section 3, the Committee may grant Restricted Share Awards and/or Restricted Share Units (“RSU”) Awards to Eligible Persons, in each and all cases pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan. The Committee shall establish as to each Restricted Share or RSU Award the number of Shares deliverable or subject to the Award (which number may be determined by a written formula) and the period or periods of time (the “Restriction Period”) at the end of which all or some restrictions specified in the Award Agreement shall lapse, and the Participant shall receive unrestricted Shares in settlement of the Award. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of Continuous Service, individual, group, or divisional performance criteria, Company performance or other criteria selected by the Committee. The Committee may make any, some or all Restricted Share and RSU Awards with or without the requirement for payment of cash or other consideration. In addition, the Committee may grant Awards hereunder in the form of Unrestricted Shares that shall vest in full upon the Grant Date or such later date as the Committee may determine and specify in writing or that the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its sole discretion) elect to pay for such Shares or to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.
(b)    Vesting and Forfeiture. The Committee shall set forth, in an Award Agreement granting Restricted Shares (or RSUs), the terms and conditions that establish not only a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, but also when the Participant’s interest in the Restricted Shares (or the Shares subject to RSUs) may become vested and non-forfeitable. Except as set forth in the applicable Award Agreement or as the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any reason, the Participant shall forfeit his or her Restricted Shares and RSUs to the extent the Participant’s interest therein has not vested on or before such termination date; provided that if a Participant purchases Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant to the extent either set forth in an Award Agreement or required by Applicable Law.
(c)    Voting and Dividend Rights; Certificates for Restricted Shares. From the date on which Restricted Shares are issued to a Participant until the Restricted Shares are either forfeited or exchanged for unrestricted Shares upon a vesting event, the Participant shall be entitled to exercise full voting rights for such Restricted Shares. Each Participant receiving Restricted Shares or RSUs shall be credited with additional Restricted Shares (or RSUs, as the case may be) with respect to any Share dividends issued to shareholders of record during such period. Unless otherwise provided in an Award Agreement, the Company shall hold all Restricted Shares (including any cash or Share dividends that accrue with respect to them and any stock certificates that may document their issuance) until the restrictions lapse. If requested by the Company, the Participant shall provide the Company with appropriate stock powers endorsed in blank. The Participant’s failure to provide such stock powers within ten (10) days after a written request from the Company shall entitle the Committee to unilaterally declare a forfeiture of all or some of the Participant’s Restricted Shares.
(d)    Section 83(b) Elections. A Participant may make an election under Code Section 83(b) (the “Section 83(b) Election”) with respect to Restricted Shares.
(e)    Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or of the Participant’s right to receive the Shares underlying RSUs), the Company shall deliver to the Participant, free from vesting restrictions, one Share for each surrendered and vested Restricted Share (or deliver one Share, free from vesting restrictions, for each Share subject to a vested RSU), unless an Award Agreement provides otherwise and subject to Section 7 regarding Withholding Taxes and to Section 6(c) regarding dividend rights. No fractional Shares shall be distributed and cash shall be paid in lieu thereof.
(f)    Performance Awards. Subject to the limitations set forth in this Section, the Committee may, at the time of grant of any Restricted Share or RSU Award before the Company’s first shareholder meeting in 2019, designate such Award as a “Performance Award” (that shall be settled only in Shares) in order that such Award constitutes, and has terms and conditions that are designed to qualify as, “qualified performance-based compensation” under Code Section 162(m). The Committee may also make cash-settled Performance Awards independently of Restricted Share and RSU Awards, provided that such Awards constitute, and have terms and conditions that are designed to qualify as, “qualified performance-based compensation” under Code Section 162(m). With respect to each Performance Award, the Committee shall establish, in writing within the time required under Code Section 162(m), a “Performance Period,” “Performance Measure(s)”, and “Performance Formula(e)” (each such term being defined below). Once established for a Performance Period, the Performance Measure(s) and Performance Formula(e) shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code Section 162(m).
(i)    A Participant shall be eligible to receive Shares in respect of a Performance Award only to the extent that the Performance Measure(s) for such Award is achieved and the Performance Formula(e) as applied against such Performance Measure(s) determines that all or some portion of such Participant’s Award has been earned for the Performance Period.
(ii)    The maximum Performance Award that any one Participant may receive for any one Performance Period, without regard to time of vesting or exercisability, shall not exceed (I) for Performance Awards settled in Shares, thirty percent (30%) of the Available Share Limit as of the Effective Date, as such number may be adjusted pursuant to Section 9 below and (II) for Performance Awards settled in cash, $5,000,000.00. With respect to any Performance Award that is to be settled in Shares, the Participant shall be entitled to dividend rights, determined in accordance with Section 6(c), from the Grant Date of the Performance Award until unrestricted Shares are issued pursuant to the Award.
(iii)    Following the completion of each Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Formula(e) for the Performance Period has been achieved and, if so, to calculate and certify in writing the amount of the Performance Awards earned for the period based upon the Performance Formula(e). The Committee shall then determine the actual size of each Participant’s Performance Award for the Performance Period and, in so doing, may apply Negative Discretion if and when it deems appropriate in its sole judgment.
(iv)    Definitions.
(I)    “Performance Formula” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Measure(s). Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
(II)    “Performance Measure” means one or more of the following selected by the Committee to measure Company, Affiliate and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic, diluted or adjusted earnings per share; sales or revenue; earnings before interest, taxes and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; free cash flow; economic value added; working capital; total shareholder return; objectively-determinable customer service quality measures and/or individualized goals; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions and/or sales of assets of Affiliates or business units. Each such measure shall be, to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Committee, and in the case of a Performance Award, to the extent permitted under Code Section 162(m), adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.
(III)    “Performance Period” means one or more periods of time (of not less than one fiscal year of the Company), as the Committee may designate, over which the attainment of one or more Performance Measure(s) will be measured for the purpose of determining a Participant’s rights in respect of an Award.
7.Taxes; Withholding; Code §409A.
(a)    General Rule. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards and neither the Company, nor any Affiliate, nor any of their employees, directors or agents shall have any obligation to mitigate, indemnify or to otherwise hold any Participant harmless from any or all of such taxes. The Company’s obligation to deliver Shares (or to pay cash) to Participants pursuant to Awards is at all times subject to their prior or coincident satisfaction of all Withholding Taxes. If authorized by the Committee in its sole discretion, the Committee may require (in an Award Agreement) or permit a Participant to satisfy Withholding Taxes that the Participant has not otherwise arranged to settle
(i)    by withholding cash otherwise payable to the Participant pursuant to the Award;
(ii)    by withholding and canceling the Participant’s rights with respect to a number of Shares that (A) would otherwise have been delivered to the Participant pursuant to the Award and (B) have an aggregate Fair Market Value on the date of the withholding equal to the Withholding Taxes; or
(iii)    by withholding the cash otherwise payable to the Participant by the Company.
The number of Shares withheld and canceled to pay a Participant’s Withholding Taxes will be rounded up to the nearest whole Share sufficient to satisfy such taxes, with cash being paid to the Participant in an amount equal to the amount by which the Fair Market Value of such Shares exceeds the Withholding Taxes.
Notwithstanding the foregoing, for any period during which the Company does not generally permit Participants to satisfy their Withholding Taxes through the cashless method described in clause 7(a)(ii) hereof, the Company shall use reasonable commercial efforts to operate a cashless exercise program pursuant to which each Participant may, before or concurrently with the recognition of income pursuant to an Award, provide irrevocable instructions (A) to a broker or dealer designated by the Company (but individually selected and engaged by the Participant if the Participant is a Reporting Person) to effect the immediate sale of any Shares that would otherwise be issued to the Participant pursuant to an Award and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover all Withholding Taxes and/or the exercise price of the Option being exercised (if applicable) by reason of such exercise and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the cashless transaction.
(b)    U.S. Code Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Code Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect) or take any other actions that the Committee determines are necessary or appropriate (i) to exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (ii) to comply with the requirements of Code Section 409A and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.
(c)     Unfunded Tax Status. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Person pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Person any rights that are greater than those of a general creditor of the Company or any Affiliate and a Participant’s rights under the Plan at all times constitute an unsecured claim against the general assets of the Company for the collection of benefits as they come due. Neither the Participant nor the Participant’s duly-authorized transferee or Beneficiaries shall have any claim against or rights in any specific assets, Shares or other funds of the Company.
8.Non-Transferability of Awards.
(a)    General. Except as set forth in this Section or as otherwise approved by the Committee, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a death Beneficiary by a Participant will not constitute a transfer. The Committee will determine the validity of a Beneficiary designation based on the law of the state in which the Participant is domiciled at the time the designation is made. An Award may be exercised during the lifetime of the holder of an Award only by such holder, by the duly-authorized legal representative of a holder who is Disabled or by a transferee permitted by this Section.
(b)    Limited Transferability Rights. The Committee may in its discretion provide in an Award Agreement that an Award (other than an ISO or one that is or may be settled in cash) may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated Beneficiaries or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including a domestic partner), former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.
(c)    Death. In the event of the death of a Participant, any outstanding Awards issued to the Participant shall automatically be transferred to the Participant’s Beneficiary (or, if no Beneficiary is designated or surviving, to the Person or Persons to whom the Participant’s rights under the Award pass by will or the laws of descent and distribution in the state in which the Participant was domiciled at the time of his or her death).
9.Change in Capital Structure; Change in Control; Etc.
(a)    Changes in Capitalization. The Committee shall equitably adjust the number of Shares covered by each outstanding Award and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture or expiration of an Award, as well as the exercise or other price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, extraordinary distribution to shareholders (excluding regular cash dividends), merger, consolidation, change in form of organization or any other increase or decrease in the number of issued Shares effected without receipt or payment of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards such alternative consideration (including cash or securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. In any case, such substitution of cash or securities shall not require the consent of any Person who is granted Awards pursuant to the Plan. Except as expressly provided herein or in an Award Agreement, if the Company issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to the number or price of Shares subject to any Award.
(b)    Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change of Control, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.
(c)    Change in Control. In the event of a Change in Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any Affiliates and any Participant, each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the transaction. Notwithstanding the foregoing, instead of having outstanding Awards be assumed or replaced with equivalent awards by the Successor Company, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions (with respect to any or all of the Awards and with discretion to differentiate between individual Participants and Awards for any reason):
(v)    accelerate the vesting of Awards so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company, if any, with respect to Shares issued pursuant to an Award shall lapse as to the Shares subject to such repurchase right;
(vi)    arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards (with the Committee determining the amount payable to each Participant based on the fair market value, on the date of the Change in Control, of the Award being canceled, based on any reasonable valuation method selected by the Committee); provided that the Committee may unilaterally cancel any Options or SARs whose exercise price is equal to or greater than the Fair Market Value of the Shares, as of the date of the Change in Control, in which event the holders of such Options and SARs shall not be entitled to receive payment of any consideration whatsoever;
(vii)    terminate all or some Awards upon the consummation of the transaction; provided that the Committee shall provide for vesting of such Awards in full as of a date immediately prior to consummation of the Change in Control. To the extent that an Award is not exercised, settled or canceled prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation; or
(viii)    make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems equitable and necessary or appropriate, subject however to the terms of this Section 9 above.
Notwithstanding the above and unless otherwise provided in an Award Agreement or in any employment-related agreement between the Company or any Affiliate and the Participant, in the event a Participant is Involuntarily Terminated on or within 12 months (or other period set forth in an Award Agreement) following a Change in Control, then any Award that is assumed or substituted pursuant to this Section above shall accelerate and become fully vested (and become exercisable in full in the case of Options and SARs) and any repurchase right applicable to any Shares underlying the Award shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s Involuntary Termination.
10.Termination, Rescission and Recapture of Awards.
(a)    Each Award under the Plan is intended to align the Participant’s long-term interests with those of the Company and its shareholders. Accordingly, to the extent provided in an Award Agreement, the Company may terminate any outstanding, unexercised, unexpired, unpaid or deferred Awards (“Termination”), rescind any exercise, payment or delivery pursuant to the Award (“Rescission”) or recapture any Shares (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to the Award (“Recapture”), if the Participant does not comply with the conditions of subsections (b), (c), (d) and (e) hereof (collectively, the “Conditions”) at all times from the Grant Date of an Award through the later of its vesting and the date one year after termination of the Participant’s Continuous Service.
(b)    A Participant shall not, without the Company’s prior written authorization, disclose to anyone outside the Company, or use in other than the Company’s business, any proprietary or confidential information or material, as those or other similar terms are used in any applicable patent, confidentiality, inventions, secrecy or other agreement between the Participant and the Company (including a Company policy applicable to the Participant) with regard to any such proprietary or confidential information or material.
(c)    Pursuant to any agreement between the Participant and the Company with regard to intellectual property (including but not limited to patents, trademarks, copyrights, trade secrets, inventions, developments, improvements, proprietary information and confidential business and personnel information), a Participant shall promptly disclose and assign to the Company or its designee all right, title and interest in such intellectual property and shall take all reasonable steps necessary to enable the Company to secure all right, title and interest in such intellectual property in the United States and in any foreign country.
(d)    Upon exercise, payment or delivery of cash or Shares pursuant to an Award, the Participant shall, if requested in writing by the Company, certify on a form acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and, if a severance of Continuous Service has occurred for any reason, shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title thereat and further shall identify any organization or business in which the Participant owns a greater-than-five-percent equity interest.
(e)    If the Company determines, in its sole and absolute discretion, that (i) a Participant has violated any of the Conditions or (ii) during his or her Continuous Service, or within one year after his or her termination for any reason, a Participant (x) has rendered services to or otherwise directly or indirectly engaged in or assisted any organization or business that, in the judgment of the Company in its sole and absolute discretion, is or is working to become competitive with the Company; (y) has solicited any non-administrative employee of the Company to terminate employment with the Company or (z) has engaged in activities which are materially prejudicial to or in conflict with the interests of the Company, including any breaches of fiduciary duty or the duty of loyalty, then the Company may, in its sole and absolute discretion, impose a Termination, Rescission and/or Recapture with respect to any or all of the Participant’s relevant Awards, Shares and/or the proceeds thereof.
(f)    Within ten (10) days after receiving notice from the Company of any such activity described in Section 10(e) above, the Participant shall deliver to the Company the Shares acquired pursuant to the Award or, if the Participant has sold the Shares, the gain realized or payment received as a result of the rescinded exercise, payment or delivery; provided that if the Participant returns Shares that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Common Stock), the Company shall promptly refund the exercise price, without earnings, that the Participant paid for the Shares. Any payment by the Participant to the Company pursuant to this Section shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery. It shall not be a basis for Termination, Rescission or Recapture if after termination of a Participant’s Continuous Service, the Participant purchases, as an investment or otherwise, stock or other securities of such an organization or business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter and (ii) such investment does not represent more than a five percent (5%) equity interest in the organization or business.
(g)    Notwithstanding the foregoing provisions of this Section, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act or Participant or Award. Nothing in this Section shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the termination of Continuous Service that does not violate the Conditions, other than any obligations that are part of any separate agreement between the Company and the Participant or that arise under Applicable Law.
(h)    All administrative and discretionary authority given to the Company under this Section shall be exercised by the most senior human resources executive of the Company or such other Person or committee (including without limitation the Committee) as the Committee may designate from time to time.
(i)    If any provision within this Section is determined to be unenforceable or invalid under any Applicable Law, such provision will be applied to the maximum extent permitted by Applicable Law and shall automatically be deemed amended in a manner consistent with its objectives and any limitations required under Applicable Law. Notwithstanding the foregoing, but subject to any contrary terms set forth in any Award Agreement, this Section shall not be applicable to any Participant from and after his or her termination of Continuous Service after a Change in Control.
11.Recoupment of Awards. Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s shareholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”) or the Committee may require the Termination or Rescission of, or the Recapture relating to, any Award, if and to the extent:
(a)    the granting, vesting or payment of such Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;
(b)    in the Committee’s view the Participant either benefited from a calculation that later proves to be materially inaccurate or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; and
(c)    a lower granting, vesting or payment of such Award would have occurred but for the conduct described in clause (b) of this Section.
In each instance, the Committee may, to the extent practicable and allowable under Applicable Law, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Participant; provided that the Company will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three years prior to the first date of the applicable restatement period. Notwithstanding the foregoing and any other Plan provisions, all Awards shall be subject to any applicable compensation recovery requirements in effect under Section 10D of the Exchange Act.
12.Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance or welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
13.Administration of the Plan. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make, prescribe, amend and/or rescind such procedures, rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee, the Board shall function as the Committee for all purposes of the Plan.
(a)    Committee Composition. The Board shall appoint the members of the Committee. To the extent permitted by Applicable Law, the Committee may authorize one or more executive officers to make Awards to Eligible Persons other than themselves. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause and fill vacancies on the Committee however caused.
(b)    Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:
(i)    to grant Awards and to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, units, or dollars to be covered by each Award;
(ii)    to determine, from time to time, the Fair Market Value of Shares;
(iii)    to determine and to set forth in Award Agreements the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, canceled or replaced and the circumstances for vesting, acceleration or waiver of forfeiture restrictions and other restrictions and limitations;
(iv)    to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;
(v)    to establish and administer Performance Awards, to determine associated Performance Periods, Performance Measures and Performance Formula(e) and to certify whether, and to what extent, they have been attained;
(vi)    to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms and to prescribe, amend and rescind rules and procedures relating to the Plan and its administration;
(vii)    to the extent consistent with the purposes of the Plan and without amending the Plan, to modify, to cancel or to waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law and to recognize differences in foreign law, tax policies or customs;
(viii)    to require, as a condition precedent to the grant, vesting, exercise, settlement and/or issuance of Shares pursuant to any Award, that a Participant agree to execute a general release of claims (in any form that the Committee may require, in its sole discretion, which form may include any other provisions, e.g. confidentiality and restrictions on competition, that are found in general claims release agreements that the Company utilizes or expects to utilize);
(ix)    in the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation for the granting, settlement or exercise of Awards, such as a system using an internet website or interactive voice response, to implement paperless documentation, granting, settlement or exercise of Awards by a Participant through the use of such an automated system; and
(x)    to make all interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.
Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Directors or Employees.
(c)    Local Law Adjustments and Sub-plans. To facilitate the making of any grant of an Award under this Plan, the Committee may adopt rules and provide for such special terms for Awards to Participants who are located within the United States, foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts and settle Awards in cash in lieu of Shares, as may be appropriate, required or applicable to particular locations and countries.
(d)    Action by Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by an officer or other Employee of the Company or any Affiliate, the Company’s independent certified public accountants or any executive compensation Consultant or other professional retained by the Company to assist in the administration of the Plan.
(e)    Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, and all determinations the Committee makes pursuant to the Plan shall be final, binding and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration or in any other forum and shall be upheld unless clearly made in bad faith or materially affected by fraud.
(f)    Claims Limitations Period. Any Participant who believes he or she is being denied any benefit or right under the Plan or under any Award may file a written claim with the Committee. Any claim must be delivered to the Committee within four (4) months of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designee, will notify the Participant of its decision in writing as soon as administratively practicable after the receipt of any claim. Claims not responded to by the Committee in writing within one hundred and twenty (120) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision will be final and conclusive and binding on all Persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
(g)    No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee or Consultant, who in good faith takes action on behalf of the Plan, for all expenses incurred with respect to the Plan and, to the full extent allowable under Applicable Law, shall indemnify each and every one of them for any claims, liabilities and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Plan. The Company and its Affiliates may, but shall not be required to, obtain liability insurance for this purpose.
(h)    Expenses. The expenses of administering the Plan shall be borne jointly and severally by the Company and its Affiliates.
14.Modification of Awards and Substitution of Options and SARs. Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised, to accelerate the vesting of any Award, to extend or renew outstanding Awards, to accept the cancellation of outstanding Awards to the extent not previously exercised or to make any change that the Plan would permit for a new Award. Notwithstanding the foregoing, no modification of an outstanding Award may materially and adversely affect a Participant’s rights thereunder unless either (i) the Participant provides written consent to the modification or (ii) before a Change in Control, the Committee determines in good faith that the modification is not materially adverse to the Participant. Furthermore, except in connection with a Change in Control or as approved by the Company’s shareholders, the Committee may not cancel an outstanding Option or SAR whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price, or granting a replacement award of a different type or otherwise allowing for a “repricing” within the meaning of applicable federal securities laws or other applicable governance standards.
15.Plan Amendment and Termination. The Board may amend or terminate the Plan as it shall deem advisable; provided that no change shall be made that increases the total number of Shares reserved for issuance pursuant to Awards (except pursuant to Section 9 above) unless such change is authorized by the shareholders of the Company. Unless permitted under Section 7(b), a termination or amendment of the Plan shall not materially and adversely affect a Participant’s vested rights under an Award previously granted to him or her, unless the Participant consents in writing to such termination or amendment. Notwithstanding the foregoing, the Committee may amend the Plan to comply with changes in tax or securities laws or regulations or in the interpretation thereof. Furthermore, neither the Company nor the Committee shall, without shareholder approval, amend the Plan either (a) to allow for a “repricing” within the meaning of either the federal securities laws applicable to proxy statement disclosures or other applicable governance standards or (b) to cancel an outstanding Option or SAR whose exercise price is greater than Fair Market Value at the time of cancellation for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price or granting a replacement award of a different type.
16.Term of Plan. If not sooner terminated by the Board, this Plan shall terminate at the close of business on March 14, 2024, which is the date ten (10) years after its receipt of Board approval. No Awards shall be made under the Plan after its termination.
17.Governing Law. Except as otherwise provided in Section 8 above, the terms of this Plan shall be governed by the laws of the State of Delaware, within the United States of America, without regard to the State’s conflict of laws rules.
18.Laws and Regulations.
(a)    General Rules.    This Plan, the granting of Awards, the exercise of Options and SARs and the obligations of the Company hereunder (including those to pay cash or to deliver, sell or accept the surrender of any of its Shares or other securities) shall be subject to all Applicable Law. In the event that any Shares are not registered under any Applicable Law prior to the required delivery of them pursuant to Awards, the Company may require, as a condition to their issuance or delivery, that the Persons to whom the Shares are to be issued or delivered make any written representations and warranties (such as that such Shares are being acquired by the Participant for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares) that the Committee may reasonably require and the Committee may in its sole discretion include a legend to such effect on the certificates representing any Shares issued or delivered pursuant to the Plan.
(b)    Black-out Periods. Notwithstanding any contrary terms within the Plan or any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or SAR, as well as the settlement of any Award, with respect to any or all Participants (including those whose Continuous Service has ended) to the extent that the Committee determines that doing so is either desirable or required in order to comply with applicable securities laws.
(c)    Severability; Blue Pencil. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
19.    No Shareholder Rights. Except as otherwise provided herein, neither a Participant nor any transferee or Beneficiary of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date on which such Participant, transferee or Beneficiary becomes the shareholder of record for such Shares in accordance with the Company’s governing instruments and Applicable Law. Except as otherwise provided in this Plan, prior to the issuance of Shares or Restricted Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan or an Award Agreement.

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Appendix I: Definitions
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As used in the Plan, the following terms have the meanings indicated when they begin with initial capital letters within the Plan:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.
“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under any applicable laws of the United States, any other country, any provincial, state or local subdivision or any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.
“Award” means any award made, in writing or by any electronic medium, pursuant to the Plan, including awards made in the form of an Option, a SAR, a Restricted Share, an Unrestricted Share, a Restricted Share Unit or a Performance Award, or any combination thereof.
“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used and may change them from time to time for any reason.
“Beneficiary” means the Person or entity designated by the Participant, in a form approved by the Company, to exercise the Participant’s rights with respect to an Award or receive payment or settlement under an Award after the Participant’s death.
“Board” means the Board of Directors of the Company.
“Cause” means, unless otherwise provided in an Award, (i) the refusal of the Participant to perform substantially his or her material employment related duties, (ii) the Participant’s commission of material acts of fraud, embezzlement, personal dishonesty, willful misconduct or breach of fiduciary duty, (iii) the Participant’s conviction of a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his or her willful violation of any other law, rule or regulation (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely and materially affects the Company or its reputation or the ability of the Participant to perform his or her employment related duties or to represent the Company) or (iv) the material breach by the Participant of any applicable written policy of the Company or any Affiliate; provided that, with respect to any Participant who is a party to an employment agreement with the Company or any Affiliate, “Cause” shall have the meaning specified in such Participant’s employment agreement. The determination as to whether “Cause” has occurred shall be made by the Committee, which shall have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment at any time and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate. Furthermore, a Participant’s Continuous Service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on or after termination of the Participant’s Continuous Service), facts or circumstances are discovered that would have justified a termination for Cause.
“Change in Control” means, unless another definition is set forth in an Award Agreement, the first of the following to occur after the Effective Date:
(i)    the members of the Board as of the Effective Date (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that the term "Incumbent Director" shall include a Director whose nomination for election to the Board was approved by a vote of at least a majority of the members of the Board other than as a result of (or in connection with) either a proxy contest or any agreement arising out of an actual or threatened proxy contest;
(ii)    the acquisition by any Person, entity or “group” (as defined in Section 13(d) of the Exchange Act), other than the Company, the Subsidiaries or any employee benefit plan of the Company or the Subsidiaries of more than 50% of the combined voting power of the Company’s then outstanding voting securities;
(iii)    the merger or consolidation of the Company, as a result of which Persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;
(iv)    the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary; and
(v)    the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more Persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur (I) in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code, or (II) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or its successor, provided that the term “Committee” means (i) the Board when acting at any time in lieu of the Committee, (ii) with respect to any decision involving an Award intended to satisfy the requirements of Code Section 162(m), a committee consisting of two or more Directors of the Company who are “outside directors” within the meaning of Code Section 162(m) and (iii) with respect to any decision relating to a Reporting Person, a committee consisting solely of two or more Directors who are disinterested within the meaning of Rule 16b-3. The mere fact that a Committee member shall fail to qualify as an “outside director” or as a “disinterested director” within the meaning of Section 162(m) of the Code and Rule 16b-3, respectively, shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.
“Company” means FairPoint Communications, Inc., a Delaware corporation; provided that in the event the Company reincorporates in another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.
“Consultant” means any Person (other than an Employee or Director), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.
“Continuous Service” means a Participant’s period of service in the absence of any interruption or termination, as an Employee or Director. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) transfers between locations of the Company or between the Company and its Affiliates. Changes in status between service as an Employee and Director will not constitute an interruption of Continuous Service if the individual continues to perform bona fide services for the Company. The Committee shall have the discretion to determine whether and to what extent the vesting of any Awards shall be tolled during any paid or unpaid leave of absence; provided, however, that in the absence of such determination, vesting for all Awards shall be tolled during any such unpaid leave (but not for a paid leave).
“Director” means a member of the Board.
“Disabled” or “Disability” means, unless otherwise provided in an Award, a long-term disability within the meaning of the Company’s long-term disability or other similar program then applicable to a Participant or, in the absence of any such program, as determined by the Committee in accordance with Section 409A of the Code; provided that with respect to any Participant who is a party to an employment agreement with the Company or a Subsidiary, “Disability” shall have the meaning, if any, specified in such agreement.
“Eligible Person” means any Director or Employee and includes non-Employees to whom an offer of employment has been or is being extended.

“Employee” means any Person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.
“Employer” means the Company and each Subsidiary and Affiliate that employs one or more Participants.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means the fair market value of the Shares as of such date based on the then prevailing closing prices of the Shares on the New York Stock Exchange, NASDAQ or such other stock exchanges as the Shares are then listed for trading (and, if none, as determined by the Committee in good faith based on relevant facts and circumstances).
“Full Value Award” means an Award pursuant to Section 6(a) in the form of Restricted Shares, Restricted Share Units or Unrestricted Shares and/or pursuant to Section 6(f) in the form of a Performance Award.
“Grant Date” means the date designated as the “Grant Date” within an Award Agreement.
“Incentive Stock Option” (or “ISO”) means an Option that qualifies for favorable income tax treatment under Code Section 422.
“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control:
(i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or
(ii) voluntary resignation by the Participant through the following actions: (1) the Participant provides the Company with written notice of the existence of one of the events, arising without the Participant’s consent, listed in clauses (A) through (C) below within thirty (30) days of the initial existence of such event; (2) the Company fails to cure such event within thirty (30) days following the date such notice is given; and (3) the Participant elects to voluntarily terminate employment within the ninety (90) day period immediately following such event. The events include: (A) a material reduction in the Participant’s authority, duties and responsibilities without Cause, (B) the Participant being required to relocate his or her place of employment, other than a relocation within fifty (50) miles of the Company’s office that was immediately beforehand the Participant’s primary workplace, or (C) a material reduction in the Participant’s base salary other than any such reduction consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company.
“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Award; provided that the exercise of such discretion would not cause the Performance Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used to (a) grant or provide payment in respect of Performance Awards for a Performance Period if the Performance Measure(s) and Performance Formula(e) for such Performance Period have not been attained or (b) increase a Performance Award above the maximum amount payable under Section 6 of the Plan. In no event shall Negative Discretion be exercised by the Committee with respect to any Option or SAR.
“Non-ISO” means an Option not designated or qualifying as an Incentive Stock Option.
“Option” means a right to purchase Shares granted under Section 5 of the Plan, at a price determined in accordance with the Plan.
“Participant” means any Eligible Person who holds an outstanding Award.
“Performance Award” means an Award of Restricted Shares or RSUs pursuant to Section 6(f) of the Plan.
“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.
“Plan” means this FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan.
“Recapture” and “Rescission” have the meaning set forth in Section 10 of the Plan.
“Reimbursement” has the meaning set forth in Section 11 of the Plan.
“Reporting Person” means an Employee or Director who is required to file reports with the Securities and Exchange Commission pursuant to Section 16(a) of the Exchange Act.
“Restricted Share” means a Share awarded with restrictions imposed under Section 6 of the Plan.
“Restricted Share Unit” or “RSU” means a right granted to a Participant to receive Shares (or cash, if an Award so provides) upon the lapse of restrictions imposed under Section 6 of the Plan.
“Retirement” means a Participant’s termination of employment after age 62 and after completing at least five years of Continuous Service.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.
“SAR” “means a right to receive amounts awarded under Section 5 of the Plan.
“Share” means a share of Common Stock of the Company, as adjusted in accordance with Section 9 of the Plan.
“Ten Percent Holder” means a Person who owns (within the meaning of Code Section 422) stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company.
“Unrestricted Shares” mean Shares that are both awarded to Participants pursuant to Section 6 of the Plan and not subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.
“Withholding Taxes” means the aggregate minimum amount of federal, state, local and foreign income, payroll and other taxes that the Company and any Affiliates are required to withhold in connection with any Award.
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Appendix II: Incentive Stock Options
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The following terms and conditions shall apply to any Option that the Committee decides, in its discretion, to grant in the form of an ISO:
(i)    ISO Share Reserve. From within (and not in addition to) the Available Share Limit established under Section 3 of the Plan, the maximum number of Shares that are available for ISO Awards shall be 2,850,000 (as adjusted pursuant to Section 9 above and as determined by permitting ISO Awards to the full extent allowable after incorporation herein by reference of the applicable provisions set forth in Treas. Reg. 1.422-2(b)(3)(iii) as in effect on the Effective Date).
(ii)    Eligibility. The Committee may grant ISOs only to Employees (including officers who are Employees) of the Company or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Code Section 424; provided that ISOs may not be awarded unless the Plan receives shareholder approval within twelve (12) months after Board approval of the Plan and ISOs may not be granted more than ten (10) years after Board approval of the Plan, as amended and restated herein.
(iii)     Documentation. Each Option that is intended to be an ISO must be designated in the Award Agreement as an ISO, provided that any Option designated as an ISO will be a Non-ISO to the extent the Option fails to meet the requirements of Code Section 422 or the provisions herein. In the case of an ISO, the Committee shall determine on the Grant Date the acceptable methods of paying the exercise price for Shares and it shall be included in the applicable Award Agreement.
(iv)     $100,000 Limit. To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds U.S. $100,000, such excess Options shall be treated as Non-ISOs. For purposes of determining whether the U.S. $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the U.S. $100,000 limit, the most recently granted Options shall be reduced first. In the event that Code Section 422 is amended to alter the limitation set forth therein, the limitation of this clause (iii) shall be automatically adjusted accordingly.
(v)      Grants to 10% Holders. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the ISO’s term shall not exceed five years from the Grant Date and the exercise price shall be at least 110% of the Fair Market Value of the underlying Shares on the Grant Date. In the event that Code Section 422 is amended to alter the limitations set forth therein, the limitation of this paragraph shall be automatically adjusted accordingly.
(vi)  Substitution of Options. In the event the Company or an Affiliate acquires (whether by purchase, merger or otherwise) all or substantially all of the outstanding capital stock or assets of another corporation or in the event of any reorganization or other transaction qualifying under Code Section 424, the Committee may, in accordance with the provisions of that Code Section, substitute ISOs for ISOs previously granted under the plan of the acquired company provided (A) the excess of the aggregate Fair Market Value of the Shares subject to an ISO immediately after the substitution over the aggregate exercise price of such shares is not more than the similar excess immediately before such substitution, and (B) the new ISO does not give additional benefits to the Participant, including any extension of the exercise period.
(vii)    Notice of Disqualifying Dispositions. By executing an ISO Award Agreement, each Participant agrees to notify the Company in writing immediately after the Participant sells, transfers or otherwise disposes of any Shares acquired through exercise of the ISO, if such disposition occurs within the earlier of (A) two years of the Grant Date or (B) one year after the exercise of the ISO being exercised. Each Participant further agrees to provide any information about a disposition of Shares as may be requested by the Company to assist it in complying with any applicable tax laws.

FAIRPOINT COMMUNICATIONS, INC.
AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

As approved by the Board of
Directors on March 14, 2014, and by the Shareholders on May 12, 2014.

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